                                                                   Exhibit 10.10

JIM REID-ANDERSON
President and Chief Operating Officer
                                                                    DADE BEHRING
DADE BEHRING INC.                 Tel: +1 (847) 267-5320
1717 Deerfield Road               Fax: +1 (847) 267-1066
P.O. Box 778
Deerfield, IL 60015-0778



May 12, 2000



Personal & Confidential
-----------------------


Mr. Marc Casper
163 West Brookline Street
Unit 1
Boston, MA 02118


RE: Employment Termination and General Release Agreement



Dear Marc:

This letter represents a final and complete resolution of all matters, whether now known or unknown, fixed or contingent, arising out of your employment, and termination of employment, with the Company.

As discussed, in recognition of your dedicated service to the company and the delay of your resignation at the request of the Company, the Board has approved an exception to policy by granting you the transition program outlined in this letter.

You will remain an active employee through the end of June. Your resignation will be effective June 30, 2000 (Resignation Date). Between now and then, your primary focus will be to continue working on matters assigned by me or my designee and assist in transition issues as required from time to time.

Effective on your resignation date, you hereby agree to resign as an officer of the company and its affiliates. In this connection, you also agree to execute and deliver subsequent to the date of this Agreement, any further documentation necessary to implement such action.

You will receive 50% of your 2000 MICP target bonus based on the company's actual 2000 performance and a 100% assessment of your individual performance objectives. Your 2000 MICP will be paid to you during the normal cycle, which is anticipated to be no later than the first quarter of the year 2001.

Mr. Marc Casper
May 12, 2000
Page Two of Four



With respect to your Dade Behring Holdings, Inc. (DBHI) (1) unvested options,
(2) vested but not yet exercised options and (3) owned stock (whether purchased directly or acquired upon exercise of your vested options), DBHI has the right, under the terms of the various management and executive plans (the Plans) and the agreements you executed relating to such options and stock (the Executive Agreements) to (1) immediately cancel your unvested options (2) cancel your vested options not exercised within 30 days of your termination and (3) repurchase your owned stock. However, DBHI's Board has determined, subject to the terms and conditions of the Plans and Executive Agreements and the other provisions of this paragraph, to (1) allow the 24,000 shares of Time Options granted to you on July 1, 1999 under the 1999 Option Plan to vest on July 1, 2000 (despite the fact that you will no longer be an employee) (2) allow you to retain your Tranche I and II performance options granted under the 1997 Option Plan 1 (3) permit you to retain your vested Time Options until July 15, 2002 at which time you must exercise the options or they will be cancelled and (4) permit you to retain your owned stock. On July 15, 2002, (1) all vested options will be automatically cancelled without consideration (it being understood that you will have the right to exercise any vested options prior to such cancellation) and (2) your owned stock (whether purchased directly or acquired upon exercise of your vested options) will be subject to repurchase by DBHI in accordance with the terms of the Plans and Executive Agreements. In addition, if requested by DBHI, you agree that you will execute any amendments to the Plans or your Executive Agreements consistent with this agreement so long as you are treated in the same manner as the rest of the management team generally. Of course, in the event that an Approved Sale (as defined in the Executive Agreements) occurs, any vested options not exercised in connection with such Approved Sale shall be automatically cancelled without consideration (it being understood that you will have the right to exercise any vested options prior to such Approved Sale).

Regular Dade Behring benefits will continue through June 30, 2000. Upon termination (i.e., June 30, 2000), you may elect, in accordance with a federal statute (COBRA), to continue your medical and dental benefits under the Company's plans for up to eighteen (18) months following your termination date. You must pay the full COBRA cost for this coverage. Other benefit programs may be converted to individual policies per conversion policies in place at the time of your termination. Information on COBRA and other conversion privileges will be sent to you by the Employee Benefits Center (EBC) upon your resignation.

Your active participation in the Company's qualified and non-qualified pension and 401(k) plans will cease on your Resignation Date. Your vested accrued benefits, if any, in these plans, will be distributed in accordance with each plan's provisions.

The Company agrees to defend, indemnify and hold you harmless to the fullest extent allowable under Delaware law for actions taken and decisions made by you within the scope of your employment with the Company. In addition, you will continue to be protected through the Company's Director and Officer Liability Insurance Program until June 30, 2000 according to the provisions of the program (such insurance was continuously in effect throughout your employment with the Company).

Mr. Marc Casper
May 12, 2000
Page Three of Four



The execution of this agreement does not in any way suggest any violation of law or Company policy relating to you, but instead reflects a mutually agreed upon transition for both parties. You acknowledge that the benefits provided in this agreement exceed the benefits you would normally receive.

The payments, benefits and accommodations described above are in full satisfaction of all obligations to you, including bonuses, other compensation, payments and benefits and, except as expressively described above, neither the company nor its affiliates has any obligations to you.

In addition to the above-described matters, in exchange for the benefits described in this agreement, you release the Company, its affiliates (including shareholders and subsidiaries) and its employees benefit plans, including their present and former directors, officers, employees, agents and fiduciaries (collectively, the Released Parties) from any and all claims, damages, liabilities and lawsuits (whether or not you know of the basis for the claims, damages, liabilities or lawsuits) (collectively, the Released Claims), except to the extent such release is otherwise prohibited by law or governmental regulation. You acknowledge that this release is a waiver of your right to file or participate (in any capacity, including as a class member) in any proceeding with any court, arbitrator or otherwise against a Released Party with respect to a Released Claim and you agree not to sue any Released Party with respect to any Released Claim. This waiver and release includes, but is not limited to, all claims of unlawful discrimination in regard to age, race, sex, color, religion, national origin and handicap under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act or any other federal or state statutes, all claims for wrongful employment termination or breach of contract and any other claims relating to your employment or termination of employment with any Released Party. This waiver and release also applies to your heirs, assigns, executors and administrators, and shall inure to the benefit of any successor or assign of any Released Party. This waiver and release does not prevent you from filing a claim or lawsuit against the Company or its employee benefits plans solely for the purpose of collecting the benefits referred to in this agreement.

You agree: (a) not to disparage the Company, its affiliates, employees or products; (b) until July 15, 2002, not to engage in any material actions contrary to the interests of the Company; (c) not to disclose or allow disclosure of any provisions of this agreement; (d) to remain bound by the confidentiality and non-compete provisions of your Executive Employment Agreement and your Standard Employment Agreement with the Company; (e) to return to the Company all Company property, including proprietary information; (f) to perform any act or consulting/litigation support reasonably requested by the Company in a way mutually agreed between the Company and you. The Company shall pay you $2,000 per day for each day or portion thereof spent plus out of pocket expenses incurred by you at the Company's request in such performance.

The Company may terminate its payment to you under this agreement if you fail to comply with any of your obligations under this agreement.

The Company, acting through its authorized personnel, shall respond to any inquiries from prospective employers or other third parties regarding your employment focusing on the positive contributions you have made to Dade Behring Inc. in a professional and supportive manner.

Mr. Marc Casper
May 12, 2000
Page Four of Four



All amounts payable to you or on your behalf under this agreement will be reported to appropriate governmental agencies as taxable income to the extent required, and appropriate withholding will be made where necessary. In addition, all amounts payable to you under this agreement are expressed as amounts prior to payment or withholding of any taxes, and the Company will not gross-up the amounts or otherwise reimburse you for the taxes you pay relating to such amounts.

Any dispute or controversy arising under or in connection with agreement shall be settled exclusively by binding arbitration in Chicago, Illinois in accordance with the Rules of Endispute/JAAMS then in effect. In such arbitration, the arbitrators shall permit discovery of documents and witnesses to the extent permitted under United States Federal Rules of Civil Procedure 26 through 37. Notwithstanding the foregoing, the arbitrators shall be empowered only to interpret and apply the terms of this agreement, and shall not be empowered to revise or amend any provision in this agreement, nor to make a decision based on any such revision or amendment. The arbitral award shall state the reasons for the award and relief granted, shall be final and binding on the parties to the arbitration, and may include an award of costs, including reasonable attorneys' fees and disbursements. Any award rendered may be enforced in any court of any state or country having jurisdiction over the parties and/or their assets.

You acknowledge that no promises or representations have been made which are not included in this agreement, and that this agreement contains the entire understanding between you and the Company. You acknowledge that the terms of this agreement are contractually binding. If any portion of this agreement is declared invalid or unenforceable, the remaining portions of this agreement will continue in force.

You acknowledge that you have carefully read the terms of this agreement, have had an opportunity to consult with legal counsel, and you know and understand its content and meaning.

Sincerely,

/s/ Jim Reid-Anderson

Jim Reid-Anderson
President and Chief Operating Officer
Dade Behring Inc.

ACCEPTED AND AGREED:

/s/ Marc Casper
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Marc Casper (Signature)

5/17/2000
---------------------------
(Date)